Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K/A of our reports dated February 14, 2005 included in the Annual Report on Form 10-K, as amended, of Varco International, Inc. for the year ended December 31, 2004, with respect to the consolidated financial statements and schedules of Varco International, Inc., Varco International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Varco International, Inc., as filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Houston, Texas
May 6, 2005